Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTINGS
We consent to the inclusion in this registration statement on Form S-4 (File No. 333-143534) of our report dated August 4, 2006 on our audit of the consolidated statement of operations, changes in stockholders' equity (deficiency) and cash flows of FermaVir Pharmaceuticals, Inc. and subsidiary for the year April 30, 2006. We also consent to the reference to our Firm under the caption “Experts.”
/s/ J.H. Cohn LLP
Jericho, New York
August 7, 2007